EXHIBIT 24.2

                                     CONSENT


We hereby consent to the inclusion of our report dated February 28, 1998 with respect to the financial statements of Saratoga Brands Inc. for the year ended December 31, 1997 which are included in the Form 10-KSB of Saratoga Brands Inc. in Form S-8 to which this is an exhibit.





BROZA, BLOCK & RUBINO
Certified Public Accountants and Consultants
Asbury Park, New Jersey
August 12, 1999